© 2021 SEI 1 Company/Media Contact: Leslie Wojcik SEI +1 610-676-4191 lwojcik@seic.com Pages: 2 FOR IMMEDIATE RELEASE SEI Announces Leadership Change OAKS, Pa., Dec. 28, 2021 – SEI® (NASDAQ: SEIC) today announced the departure of Steve Meyer as an Executive Vice President and Head of Global Wealth Management Services, effective immediately. Meyer’s departure is unrelated to the company’s strategy, operations, or financial results. SEI’s Global Wealth Management Services business will continue to be led by the following long -time executive management team members, who have proven industry expertise and a deep understanding of SEI’s markets and clients. They will report directly to Alfred P. West, Jr., SEI Chairman and CEO.  Albert Chiaradonna, SEI Wealth PlatformSM, North America Private Banking (20 years with SEI)  Sandy Ewing, TRUST 3000®, Private Banking (26 years with SEI)  Phil McCabe, Investment Manager Services (33 years with SEI)  Brett Williams, SEI Wealth Platform, U.K. Private Banking (eight years with SEI) “Our company thrives as a result of the talented leadership we have today and continue to develop for the future,” said West. “Al, Sandy, Phil, and Brett have deep industry expertise, are proven leaders, and have been central to their respective business lines’ growth. They have developed and maintained trusted relationships with our clients, strategic partners, and workforce, continuing to enhance SEI’s value. Under their established guidance, I’m confident we will continue building upon our strong foundation and providing tech-forward, comprehensive solutions that enable our clients’ long-term success. “On behalf of SEI’s Board of Directors and executive management team, I thank all of our team members for the outstanding execution throughout the year, as we finish 2021 and head into 2022 with strong momentum.” About SEI® SEI (NASDAQ:SEIC) delivers technology and investment solutions that connect the financial services industry. With capabilities across investment processing, operations, and asset management, SEI works with corporations, financial institutions and professionals, and ultra-high-net-worth families to solve problems, manage change and help protect assets—for growth today and in the future. As of Press release.

© 2021 SEI 2 Sept. 30, 2021, SEI manages, advises, or administers approximately $1.3 trillion in assets. For more information, visit seic.com. This release contains forward-looking statements within the meaning or the rules and regulations of the Securities and Exchange Commission. In some cases you can identify forward-looking statements by terminology, such as “may,” “will,” “expect,” “believe” and “continue” or “appear.” Our forward-looking statements include our current expectations as to:  our ability to develop talent,  whether we will have strong momentum in 2022,  whether our comprehensive solutions will enable our clients’ long-term success, and  the drivers of our value. You should not place undue reliance on our forward-looking statements, as they are based on the current beliefs and expectations of our management and subject to significant risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe the assumptions upon which we base our forward-looking statements are reasonable, they could be inaccurate. Some of the risks and important factors that could cause actual results to differ from those described in our forward-looking statements can be found in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended Dec. 31, 2020, filed with the Securities and Exchange Commission. ###